Exhibit 13(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-255212 on Form N-2 of our report dated February 28, 2022, relating to the financial statements and financial highlights of Daxor Corporation appearing in the Certified Shareholder Report on Form N-CSR for the annual period ended December 31, 2021.

/s/ Baker Tilly US, LLP

Iselin, New Jersey

November 14, 2022